UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2022

RENOVARE ENVIRONMENTAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36843	46-2336496
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977

(Address of principal executive offices)

Registrant’s telephone number, including area code: 845-262-1081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RENO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On February 28, 2022, Renovare Environmental, Inc., (the “Registrant”) and its wholly-owned subsidiary BRT HOLDCO Inc., a Delaware corporation (“BRTH”), entered into an Agreement of Purchase and Sale (the “BRT Purchase Agreement”) to acquire all of the issued and outstanding equity of Biorenewable Technologies, Inc., a Delaware corporation (“BRT”) from the shareholders of BRT. Pursuant to the terms BRT Purchase Agreement, BRTH would acquire BRT for the purchase price of Seventeen Million Dollars ($17,000,000) comprised of cash in the amount of Five Million Dollars ($5,000,000) and shares of the Registrants common stock, par value $0.0001 per share (the “Common Stock”) at the purchase price of $0.57 per share.

Also on February 28, 2022, BRTH entered into an Agreement for the Purchase and Sale (the “HEEL Agreement”, and collectively with the BRT Purchase Agreement, the “Purchase Agreements”) to acquire all of the issued and outstanding share capital of Harp Electrical Engineering Limited (“HEEL”) from Share Finnegan for the purchase price of Three Million Dollars ($3,000,000) comprised solely of shares of the Registrant’s Common Stock at the purchase price of $0.57 per share.

The closing of the acquisition is contigent upon the due diligence review of BRT by the Registrant and BRTH. The BRT Purchase Agreement provides that 1,491,228 shares of common stock will be held in escrow to indemnify the Registrant and BRTH against claims and losses as provided in the BRTH Agreement. In addition, following the closing of the acquisition, BRT will be able to nominate two members to the Registrant’s Board of Directors. In addition, the closing is conditioned upon the Registrant consummating financing in an amount not less than Five Million Dollars ($5,000,000), obtaining Shareholder approval of the transaction and the simultaneous consummation of the acquisition of HEEL, amoung other items. Further, the BRT Purchase Agreement provides a termination fee in the amount of Eight Hundred Fifty Thousand Dollars ($850,000) shall be paid by the Registrant if it fails to obtain the financing of the purchase price, commits a material breach of a term of the agreement or a representation or warrantee, or terminates the agreement upon the finding results of its review of the financial statements of BRT and its subsidiaries.

The closing of the acquisition of HEEL is contingent upon the successful due diligence review of HEEL by the Registrant and BRTH, approval of the transaction by a majority of the shareholders of the Registrant, and the simultaneous closing of the acquisition of BRT.

The foregoing descriptions of the Purchase Agreements contained herein do not purport to be complete and is qualified in its entirety by reference to the Purchase Agreements, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and the terms of which are incorporated by reference herein.

Item 8.01 Other Events.

On March 3, 2022, the Company issued a press release announcing the entry into the Purcase Agreements. The press release, which is furnished in this report as Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statement and Exhibits.

Exhibit Number	Description

10.1	Form of Agreement of Purchase and Sale Biorenewable Technologies, Inc.. dated February 28, 2022*
10.2	Form of Sale and Purchase of Entire Share Capital of Harp Electric Eng. Limited dated February 28, 2022*
99.1	Press Release dated March 3, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The certain schedules and exhibits to this Exhibit have been omitted. The Company agrees to furnish a copy of the omitted schedules and exhibits to the Securities and Exchange Commission on a supplemental basis upon its request.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2022	RENOVARE ENVIRNMENTAL, INC.

	By:	/s/ Brian C. Essman
		Name:	Brian C. Essman
		Title:	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)